Exhibit 10.1

Shareholders’ Agreement

VIP Terminals Finance B.V.

and

Buckeye North Sea Coöperatief U.A.

and

VIP Terminals Holding B.V.

Relating to VIP Terminals Holding B.V.

4 January 2017

THIS AGREEMENT is made on 4 January 2017

BETWEEN:

(1)                                     VIP TERMINALS FINANCE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under the laws of the Netherlands, having its official seat (statutaire zetel) in Rotterdam, with registered address at K.P. van der Mandelelaan 130 (3062 MB) Rotterdam, the Netherlands and registered with the trade register at the Chamber of Commerce under number 63877163 (“VIP Finance”);

(2)                                     BUCKEYE NORTH SEA COÖPERATIEF U.A., a co-operative with excluded liability (coöperatie met uitsluiting van aansprakelijkheid) formed and existing under the laws of the Netherlands, having its registered office at Hoofdweg 52 A (3067 GH) Rotterdam, the Netherlands (“Buckeye Investor”); and

(3)                                     VIP TERMINALS HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under the laws of the Netherlands, having its official seat (statutaire zetel) in Rotterdam, with registered address at K.P. van der Mandelelaan 130 (3062 MB) Rotterdam, the Netherlands and registered with the trade register at the Chamber of Commerce under number 63868032 (the “Company”).

RECITALS

(A)                                   Pursuant to a share purchase agreement dated 24 October 2016 between Buckeye Partners and VIP Finance (the “SPA”), Buckeye Partners agreed to purchase and VIP Finance agreed to sell 18,000 B Shares (as defined below), being 50 per cent of the issued share capital of the Company.  Pursuant to a deed of an assignment and assumption agreement between Buckeye Partners and Buckeye Investor dated on or about the date of this agreement, Buckeye Partners assigned its rights under the SPA to Buckeye Investor.

(B)                                   The Company holds all of the issued share capital in VTTI.

(C)                                   The parties are entering into this agreement to record the relationship between VIP Finance and Buckeye Investor as shareholders in the Company, certain matters between them, the Company and VTTI and their agreement as to the manner in which the business and affairs of the Group shall be conducted.

THE PARTIES AGREE AS FOLLOWS:

1.                                          DEFINITIONS AND INTERPRETATION

1.1                                   In this agreement the following words and expressions have the following meanings, unless the context otherwise requires:

“A Shareholder” means the holder for the time being of the A Shares;

“A Shareholder Change of Control” shall be deemed to occur if:

(a)                           the Vitol Group and / or any Fund Entities together or individually cease:

(i)                               to own or control (directly or indirectly) at least 50 per cent of the voting share capital of the A Shareholder;

(ii)                            to possess (directly or indirectly) the ability to direct the casting of at least 50 per cent of the votes exercisable at general meetings of the A Shareholder on all, or substantially all, matters; or

(iii)                         to possess (directly or indirectly) the right to appoint or remove directors of the A Shareholder holding at least 50 per cent of the voting rights at meetings of the board of directors of the A Shareholder on all, or substantially all, matters; or

(b)                           the Vitol Group ceases to own (directly or indirectly) at least 50% of the ultimate economic benefit of the share capital of the A Shareholder;

“A Shares” means the voting ordinary shares in the issued share capital of the Company which belong to class A, with a nominal value of EUR 1 each;

“Acceptance Notice” has the meaning given in schedule 6;

“Acquired Business” has the meaning given in schedule 7;

“Affiliate” means with respect to any person, any other person that, directly or indirectly:

(a)                           owns or Controls the first person;

(b)                           is owned or Controlled by the first person; or

(c)                            is under common ownership or Control with the first person,

where “own” means ownership of more than 50 per cent of the equity interests or rights to distributions on account of equity of the person provided that:

(i)                               no Group Company shall be considered to be an Affiliate of a Shareholder;

(ii)                            any Fund Entity shall be considered an Affiliate of VIP; and

(iii)                         neither VIP nor any Affiliate of VIP shall be considered an Affiliate of Vitol;

“Affiliate Transferee” has the meaning given in clause 10.4;

“Affiliate Transferor” has the meaning given in clause 10.4;

“Annual Budget and Business Plan” means, in respect of each financial year, the budget and business plan to be prepared and approved pursuant to clause 8.2 PROVIDED THAT the first Annual Budget and Business Plan shall be the one in place for the Group at the date of this agreement unless (i) the Shareholders agree otherwise, or (ii) the B Shareholder notifies the A Shareholder and the Company within 30 days of Completion that it does not approve such previously adopted annual budget and business plan;

“Anti-Bribery and Corruption Laws” means the UK Bribery Act 2010, the FCPA and the anti-bribery and corruption laws and any related rules, regulations and guidance of any jurisdiction to which the Company and any member of the Group is or has been subject;

“Applicable Law” means:

(a)                           all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial, administrative, ministerial, governmental or regulatory judgments, orders, decisions, rulings or awards and restraints, or any provisions of the same, including general principles of common and civil law and equity binding on the person referred to in the context in which the word is used; and

(b)                           in relation to the calculation of Company Available Cash and VTTI Available Cash and related provisions of this agreement, includes (i) duties of Directors, and (ii) capital and foreign exchange controls and regulations;

“Appraiser has the meaning given in clause 12.3;

“Articles” means the articles of association of the Company consistent with the terms of this agreement to be agreed between the date of the SPA and Completion and to be adopted on Completion pursuant to clause 2 (and as amended from time to time);

“Attorney” has the meaning given in clause 10.5(a);

“B Shareholder” means the holder for the time being of the B Shares;

“B Shareholder Change of Control” shall be deemed to occur if:

(a)                           Buckeye Partners (or, following a Permitted B Shareholder CoC, the New Parent) ceases:

(i)                               to own or control (directly or indirectly) at least 50 per cent of the voting share capital of the B Shareholder;

(ii)                            to possess (directly or indirectly) the ability to direct the casting of at least 50 per cent of the votes exercisable at general meetings of the B Shareholder on all, or substantially all, matters; or

(iii)                         to possess (directly or indirectly) the right to appoint or remove directors of the B Shareholder holding at least 50 per cent of the voting rights at meetings of the board of directors of the B Shareholder on all, or substantially all, matters;

(b)                           Buckeye Partners (or, following a Permitted B Shareholder CoC, the New Parent) ceases to own (directly or indirectly) at least 50% of the ultimate economic benefit of the share capital of the B Shareholder; or

(c)                            a Prohibited Transferee of the B Shareholder:

(i)                               owns or controls (directly or indirectly) at least 5% of the voting share capital of the B Shareholder (other than where such ownership threshold is exceeded solely as a result of ownership by a Prohibited Transferee of  common units of Buckeye Partners acquired in the open market unless such units confer ownership of a majority of the common units of Buckeye Partners in circumstances where the Prohibited Transferee controls Buckeye Partners or has a right to appoint a director to the board of Buckeye Partners);

(ii)                            possesses (directly or indirectly) the ability to direct the casting of any of the votes exercisable at general meetings of the B Shareholder on any matters; or

(iii)                         possesses (directly or indirectly) the right to appoint or remove any directors of the B Shareholder,

provided, however, that for so long as the Buckeye Investor is the B Shareholder, a B Shareholder Change of Control shall not occur as a result of a merger of Buckeye Partners with a Third Party (other than a Prohibited Transferee) (or a substantively equivalent transaction), or the sale of all or substantially all of the equity or assets of Buckeye Partners to, any Third Party (other than a Prohibited Transferee) (a “Permitted B Shareholder CoC”);

“B Shares” means the voting ordinary shares in the issued share capital of the Company which belong to class B, with a nominal value of EUR 1 each;

“Buckeye Partners” means Buckeye Partners, L.P., a Delaware limited partnership;

“Business” means the ownership or operation of refined petroleum product, liquefied petroleum gas and crude oil terminalling assets at coastal locations as carried on by the Group as at the date of the SPA;

“Business Day” means a day (excluding Saturdays and Sundays) on which banks generally are open in London and Amsterdam for the transaction of normal banking business;

“Call Notice” has the meaning given in clause 6.2(a);

“Change of Control”:

(a)                           in relation to the A Shareholder, an A Shareholder Change of Control; and

(b)                          in relation to the B Shareholder, a B Shareholder Change of Control;

“Committee” has the meaning given in clause 4.9(a);

“Company Available Cash” means, subject to clause 12.2(e), with respect to any quarter ending prior to the date on which the Company is dissolved or liquidated, the sum of:

(a)                           all cash and cash equivalents of the Company on hand at the end of such quarter; plus

(b)                           if the Terminals Management Board so determines, all cash and cash equivalents on hand on the date of determination of Company Available Cash resulting from cash distributions received after the end of such quarter from the equity interest in any person owned by the Company, which distributions are paid by such person in respect of operations conducted by such person during such quarter; less

(c)                            the amount of cash or cash equivalents:

(i)                               that cannot be distributed to the Shareholders due to the requirements of Applicable Law, a Governmental Authority or securities exchange; and

(ii)                            that is required to ensure that the Company does not breach any agreements to which it is a party (including any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject) or the requirements of any Applicable Law or a Governmental Authority; less

(d)                           the amount of cash required, to repay in full any principal and interest outstanding under any Shareholder finance provided pursuant to clause 6.3;

“Completion” means completion of this agreement;

“Compulsory Transfer Notice” has the meaning given in clause 12.2(d);

“Confidential Information” has the meaning given in clause 15.1;

“Contributing Shareholder” has the meaning given in clause 6.2(c)(ii);

“Control” means the power to direct the management or policies of a person, whether through the ownership of voting securities, by contract, or otherwise;

“Cooling Down Term” has the meaning given in clause 9.3;

“Deadlock Event” has the meaning given in clause 9.1;

“Debt Finance Proposal” has the meaning given in clause 6.3(a)(i);

“Deed of Adherence” means a deed of adherence substantially in the form set out in schedule 2;

“Default Notice” has the meaning given in clause 12.2(c);

“Defaulting Person” has the meaning given in clause 10.5;

“Defaulting Shareholder” has the meaning given in clause 12.2;

“Director” means a director of the Company, VTTI or any member of the Group from time to time;

“Disputes” has the meaning given in clause 30.2;

“Documents” has the meaning given in clause 30.4;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, trust, encumbrance, security interest, assignment by way of security or other Third Party right or interest (legal or equitable) including any right of pre-emption over or in respect of the relevant asset, security or right or any other agreement or arrangement having similar effect;

“Equity Proportion” means, in respect of a Shareholder at the applicable time, the number of Shares held by that Shareholder expressed as a percentage of the total number of Shares;

“Event of Default” has the meaning given in clause 12.1;

“Existing Finance Arrangements” means the “Existing Finance Arrangements” (as defined in the SPA) (and, without prejudice to clause 5, any replacement financing arrangements entered into connection with the refinancing of such debt);

“Fair Market Value” means the fair market value of the relevant Shares as determined in accordance with clause 12.3;

“FCPA” means US Foreign Corrupt Practices Act of 1977;

“Fund Entity” means:

(a)                           VIP or any other investment vehicle (an “alternative investment vehicle”) established by a member of the Vitol Group but in each case only for so long as:

(i)                               its principal adviser is Vitol (UK) Advisers Limited and/or Vitol (US) Advisers LLC (or their successor entities) and such principal advisers are wholly-owned by Vitol, VIP (or such alternative investment vehicle), or any combination thereof and staffed and operated primarily by Vitol Group personnel; and

(ii)                            at least a majority of the investment committee of VIP (or such alternative investment vehicle) is comprised of Vitol Group personnel; and

(b)                           any wholly-owned subsidiary of VIP or any alternative investment vehicle referred to in (a) above,

PROVIDED THAT Vitol and its subsidiaries are not Fund Entities;

“Funding Shareholder” has the meaning given in clause 6.3(c)(ii);

“General Meeting” means a general meeting of shareholders of the Company or VTTI (as applicable in the context) or the meeting in which all persons entitled to attend such general meeting of shareholders assemble;

“Group” means the Target Group and any subsidiary undertaking of the Company (including, for the avoidance of doubt, any Joint Venture Company (as defined in the SPA)) from time to time and “Group Company” means any member of the Group;

“IAS Regulation” means EC Regulation No. 1606/2002 of the European Parliament and the Council of 19 July 2002 on the application of international accounting standards;

“IFRS” means the international accounting standards within the meaning of the IAS Regulation, as adopted from time to time by the European Commission in accordance with that Regulation;

“Independent Director” has the meaning given in clause 4.7(c);

“LIBOR” means:

(a)                           the display rate per annum of the offered quotation for deposits in US dollars for a period of 90 days which appears on Telerate 3750 (or such other page as the Shareholders (other than the Non-Contributing Shareholder) shall agree) at or about 11.00 a.m. London time on the date that the relevant payment is due (“Due Date”); or

(b)                           if the display rate cannot be determined under paragraph (a) above, the rate determined as if the Shareholders (other than the Non-Contributing Shareholder) had specified that the rate for the Due Date will be determined on the basis of the rates at which deposits in US dollars are offered by Barclays Bank PLC at or about 11.00 a.m. London time for the Due Date to prime banks in the London Interbank Market for a period of 90 days commencing on the Due Date for amounts comparable on the payment that is due, and for the purposes of this definition, Telerate Page 3750 means the display designated as Page 3750 on the Telerate Service (or such other pages as may replace page 3750 on that service) or such other service as may be nominated by the British Bankers’ Association (including the Reuters Screen) as the information vendor for the purposes of displaying British Bankers’ Association Interest Settlement Rates for deposits in US dollars;

“Lock-up Period” means the period commencing on Completion and ending on (and including) the fifth anniversary of Completion;

“LP Agreement” means the First Amended and Restated Agreement of Limited Partnership of VTTI MLP dated as of 6 August 2014 between VTTI GP, VTTI MLP Partners B.V. and others (as amended from time to time);

“New Parent” means the ultimate parent undertaking of the B Shareholder immediately following a Permitted B Shareholder CoC;

“New Party” has the meaning given in clause 10.7;

“Non-Contributing Shareholder” has the meaning given in clause 6.2(c);

“Non-Defaulting Shareholder” has the meaning given in clause 12.2(a);

“Non-Funding Shareholder” has the meaning given in clause 6.3(c);

“Non-Selling Shareholder” has the meaning given in clause 11.1;

“Offer Period” has the meaning given in schedule 6;

“Operational Cash Amount” means the cash amount recommended from time to time by the Chief Executive Officer of the Target Group as being required in respect of operating cash flows at the Target Group’s terminals on group-wide basis, up to an amount equal to US$15,000,000;

“Permitted Acquisition” has the meaning given in schedule 7;

“Permitted Activity” has the meaning given in clause 14.4;

“Permitted B Shareholder CoC” has the meaning given in the definition of B Shareholder Change of Control;

“Permitted Information Recipients” means:

(a)                           in relation to the A Shareholder, its Affiliates and any direct or indirect shareholder of, or investor in, the A Shareholder; and

(b)                           in relation to the B Shareholder, its Affiliates;

“Permitted Related Party Transaction” means any actions taken or proposed to be taken by a Group Company constituting a Related Party Transaction:

(a)                           that have been approved by Special Approval or Unit Holder Approval in accordance with the LP Agreement;

(b)                           pursuant to any agreement or arrangement (i) where the remaining value of the relevant agreement or contract at the date of the SPA was less than USD 1,000,000, (ii) entered into prior to the date of the SPA that is disclosed in the Disclosure Letter, Disclosed Information or the Data Room (as each such term is defined in the SPA), or (iii) entered into following the date of the SPA without breaching the terms of the SPA;

(c)                            constituting or directly referable to Permitted Leakage (as such term is defined in the SPA) (excluding any caps on amounts referable to the period up to SPA Completion);

(d)                           entered into in connection with the transactions contemplated by the SPA, any other Transaction Document (as defined in the SPA) and / or this agreement; or

(e)                            excluding Related Party Transactions referred to in paragraphs (a) to (d) (inclusive) of this definition of Permitted Related Party Transaction, which are entered into or are proposed to be entered into on arms’ length terms in the ordinary course of business (in each case including amendments to, or replacements of, contracts) and which have a value below USD 1,000,000 per Related Party Transaction, provided that such Related Party Transactions do not exceed USD 5,000,000 in aggregate per calendar year;

“Permitted Transferee Affiliate” means:

(a)                           in the case of the A Shareholder, any person that is wholly-owned by the transferring A Shareholder;

(b)                          in the case of the B Shareholder, any person that is wholly-owned by the transferring B Shareholder;

“Post-Exercise Period” has the meaning given in schedule 6;

“Proceedings” has the meaning given in clause 30.2;

“Prohibited Transferees” means, in the case of the B Shareholder, the entities listed on schedule 5 (and each of their Affiliates, successors or assignees in title).

“Project Company” has the meaning given in clause 14.5(c);

“Proposed Transferee” has the meaning given in clause 11.1;

“Proposing Shareholder” has the meaning given in clause 14.5;

“Proposing Transferor” has the meaning given in clause 11.1;

“Related Party Transaction” means any transaction, arrangement or agreement (of any nature and whether or not in writing) entered into after the date of this agreement between: (i) any Group Company, on the one hand; and (ii) Vitol and its subsidiaries, on the other hand;

“Relevant Third Party” has the meaning given in clause 26.1;

“Remedy Period” has the meaning given in clause 12.2(c);

“Reserved Matter” means any matter to be approved in accordance with clause 5.2;

“Restricted Affiliates” means:

(a)                           in the case of the A Shareholder:

(i)                               Vitol and its subsidiaries (for so long as they remain subsidiaries of Vitol); and

(ii)                            any Fund Entities, including VIP and its subsidiaries (for so long as they remain a subsidiary of VIP or another Fund Entity); and

(b)                           in the case of the B Shareholder, any Affiliate of the B Shareholder (as long as they remain an Affiliate of the B Shareholder);

“Restricted Business Proposal” has the meaning given in clause 14.3;

“Restricted Related Party Transaction” means any Related Party Transaction other than a Permitted Related Party Transaction;

“Sale Securities” has the meaning given in clause 11.1;

“Senior Employee” means the 10 senior employees of the Group who have the highest annual salary, provided that such annual salary exceeds 200,000 euros (or its equivalent in any other currency);

“Shares” means the A Shares and the B Shares, being the shares in the capital of the Company;

“Shareholder” means a registered holder of Shares from time to time;

“SPA” has the meaning given in Recital A;

“SPA Completion” means completion of the transfer of 18,000 B Shares to the Buckeye Investor in accordance with the SPA;

“Special Approval” has the meaning given in the LP Agreement;

“Target Group” has the meaning given in the SPA, for so long as the Company has any direct or indirect interest in any entity comprised in the Target Group (as defined in the SPA);

“Terminals Management Board” means the management board of the Company;

“Terminals A Managing Director” means a member of the Terminals Management Board nominated by the A Shareholder for appointment by the General Meeting;

“Terminals B Managing Director” means a member of the Terminals Management Board nominated by the B Shareholder for appointment by the General Meeting;

“Terminals Managing Director” means a Terminals A Managing Director or a Terminals B Managing Director (as the case may be);

“Third Party” means a person who is not a party or an Affiliate of a party;

“Top-up Funding” means funding required by the Group:

(a)                           for investments (other than any investment that would require approval as a Reserved Matter pursuant to paragraphs 8, 9, 10, 11, 24 or 25 of schedule 1 where such approval has not been obtained);

(b)                           for emergency repairs of operating assets (or the replacement of such assets);

(c)                            for the Group to comply with, or avoid a material default under (i) the terms of any contract(s) to which the Group is a party, or (ii) any Applicable Laws (or the requirements of a Governmental Authority);

(d)                           for the Group to continue to operate as a going concern and meet its payment obligations as they fall due; or

(e)                            to avoid a material adverse impact on the business of the Group;

“Total Funding Requirement” has the meaning given in clause 6.2(a)(i);

“Transfer” has the meaning given in clause 10.1;

“Transfer Notice” has the meaning given in clause 11.1;

“Transfer Offer Terms” has the meaning given in schedule 6;

“Transfer Period” has the meaning given in schedule 6;

“Transfer Price” has the meaning given in schedule 6;

“Unit Holder Approval” means approval in accordance with clause 7.10(a)(ii) of the LP Agreement;

“U.S. GAAP” means generally accepted accounting principles in the United States promulgated by the Financial Accounting Standards Board, or its predecessors or successors;

“VIP” means Vitol Investment Partnership Limited, a private company with limited liability incorporated and existing under the laws of Jersey having its registered office at Third Floor, South Tower, 29/31 Esplanade, St Helier, Jersey JE2 0ZS;

“Vitol” means Vitol Holding B.V.;

“Vitol Group” means Vitol and any person from time to time directly or indirectly Controlled by Vitol and “Vitol Group Companies” shall be construed accordingly;

“VTTI” means VTTI B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under the laws of the Netherlands, having its official seat (statutaire zetel) in Rotterdam, with registered address at K.P. van der Mandelelaan 130 (3062 MB) Rotterdam, the Netherlands and registered with the trade register at the Chamber of Commerce under number 24404761;

“VTTI Articles” means the articles of association of VTTI consistent with the terms of this agreement to be agreed between the date of the SPA and Completion and to be adopted at Completion pursuant to clause 2 (as amended from time to time);

“VTTI Available Cash” means, subject to clause 12.2(e), with respect to any quarter ending prior to the date on which VTTI is dissolved or liquidated, the sum of:

(a)                           all cash and cash equivalents of VTTI and its subsidiaries (other than VTTI MLP and its subsidiaries) (or VTTI’s proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly owned other than VTTI MLP and its subsidiaries, to the extent that the Group has the ability to upstream such cash and cash equivalents) on hand at the end of such quarter that is available to be distributed to the Company net of all applicable taxes (withholding or otherwise); plus

(b)                           if the VTTI Supervisory Board so determines, all additional cash and cash equivalents of VTTI and its subsidiaries (other than VTTI MLP and its subsidiaries) (or VTTI’s proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly owned other than VTTI MLP and its subsidiaries, to the extent that the Group has the ability to upstream such cash and cash equivalents) on hand on the date of determination of VTTI Available Cash with respect to such quarter resulting from Working Capital Borrowings made subsequent to the end of such quarter net of all applicable taxes (withholding or otherwise); plus

(c)                            if the VTTI Supervisory Board so determines, all cash and cash equivalents on hand on the date of determination of VTTI Available Cash resulting from cash distributions received after the end of such quarter from the equity interest in any person owned by VTTI or any of its subsidiaries which distributions are paid by such person in respect of operations conducted by such person during such quarter net of all applicable taxes (withholding or otherwise); less

(d)                           the amount of cash or cash equivalents:

(i)                               that cannot be distributed to the Company due to the requirements of Applicable Law, a Governmental Authority (including complying with applicable Governmental Authority processes) or securities exchange; and

(ii)                            that cannot be distributed up to VTTI due to the requirements of Applicable Law, a Governmental Authority or securities exchange; and

(iii)                         the amount of cash or cash equivalents that is required to ensure that neither VTTI MLP nor any other member of the Group breaches any agreement to which they are a party (including (in the case of VTTI MLP) the LP Agreement and any other loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which a Group Company is a party or by which they are bound or their assets are subject) or the requirements of any Applicable Law or a Governmental Authority, less the amount of cash required to repay in full any principal and interest outstanding under any Shareholder finance provided pursuant to clause 6.3; less

(e)                            an amount equal to the Operational Cash Amount; less

(f)                             an amount equal to the amount of distributions expected to be payable by VTTI MLP under the LP Agreement with respect to such quarter,

PROVIDED THAT for the purposes of calculating VTTI Available Cash, cash and cash equivalents shall only be taken into account to the extent that such cash and cash equivalents can actually be upstreamed to, and be received by, VTTI whether due to the terms of any applicable shareholder or joint venture agreements (or the equivalent) or due to tax and other withholdings on the upstreaming of funds to VTTI;

“VTTI GP” means VTTI Energy Partners GP LLC, a Marshall Islands limited liability company with registered number 962933 and whose registered address is 25-27 Buckingham Palace Road, London SW1W 9TQ, United Kingdom;

“VTTI Management Board” means the management board of VTTI;

“VTTI MLP” means VTTI Energy Partners LP, a Marshall Islands limited partnership.

“VTTI Supervisory A Director” means a member of the VTTI Supervisory Board nominated by the A Shareholder for appointment by the General Meeting;

“VTTI Supervisory B Director” means a member of the VTTI Supervisory Board nominated by the B Shareholder for appointment by the General Meeting;

“VTTI Supervisory Board” means supervisory board of VTTI;

“VTTI Supervisory Director” means a VTTI Supervisory A Director or a VTTI Supervisory B Director; and

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to shareholders made pursuant to a credit facility, commercial paper facility or similar financing arrangement; provided, that when such borrowing is incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

1.1                                   In this agreement unless otherwise specified, reference to:

(a)                           a document in the “agreed terms” is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party;

(b)                           “includes” and “including” shall mean including without limitation;

(c)                            a “party” means a party to this agreement and includes its permitted assignees (if any) and/or the successors in title to that part of its undertaking which includes this agreement;

(d)                           a “group undertaking” or an “undertaking” is to be construed in accordance with section 1161 of the Companies Act 2006, a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 of the Companies Act 2006 and a “subsidiary” or “holding company” is to be construed in accordance with section 1159 of that act;

(e)                            a “person” includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(f)                             a “statute” or “statutory instrument” or “accounting standard” or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been amended or re-enacted before the date of this agreement;

(g)                            any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates the English legal term in that jurisdiction and references to any English statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction;

(h)                           “clauses”, “paragraphs” or “schedules” are to clauses and paragraphs of and schedules to this agreement;

(i)                               “writing” includes any methods of representing words in legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

(j)                              words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; and

(k)                           the time of day is reference to time in London, England.

1.2                                   The recitals and schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the recitals and schedules.

1.3                                   The index to and the headings in this agreement are for information only and are to be ignored in construing the same.

2.                                          COMPLETION

2.1                                   Completion shall take place at the venue of SPA Completion (or at such other place or date as the parties agree in writing) and at Completion, the parties shall use their power to procure that all, but not some only, of the following shall take place (to the extent that they have not taken place prior to Completion) immediately after the execution of this agreement:

(a)                           the Shareholders shall execute a written resolution approving the adoption of the Articles;

(b)                           the Company shall execute a written resolution approving the adoption of the VTTI Articles; and

(c)                            the Company shall instruct the VTTI Management Board and the VTTI Supervisory Board to observe the reserved matter list set out in schedule 1 (Reserved Matters).

3.                                          THE COMPANY

3.1                                   Upon the SPA Completion, the issued share capital of the Company is held as follows:

(a)                           VIP Finance holds 18,000 A Shares, representing 50 per cent of the entire issued share capital of the Company; and

(b)                           Buckeye Investor holds 18,000 B Shares, representing 50 per cent of the entire issued share capital of the Company.

3.2                                   The head office of the Company is located in Rotterdam, the Netherlands.  The corporate seat of the Company is in Rotterdam, the Netherlands.

3.3                                   The Shareholders undertake, in their capacity as shareholders of the Company, to take all such corporate actions as may be necessary from time to time to give full effect to this agreement.

4.                                          GOVERNANCE OF THE GROUP

4.1                                   The Company

The business and affairs of the Company, being solely a holding company for VTTI and other members of the Group, shall be managed by the Terminals Management Board, which is the statutory managing board of the Company.

4.2                                   Terminals Management Board

(a)                           The Terminals Management Board may exercise all powers of the Company and otherwise subject to the laws of the Netherlands, this agreement and the Articles.

(b)                           The Terminals Management Board shall be comprised of:

(i)                               one (1) Terminals A Managing Director appointed by the General Meeting upon a binding nomination of the A Shareholder; and

(ii)                            one (1) Terminals B Managing Director appointed by the General Meeting upon a binding nomination of the B Shareholder.

(c)                            Both the Terminals A Managing Director and the Terminals B Managing Director must be residents of the Netherlands.

(d)                           The chairman of the Terminals Management Board shall rotate between the Terminals A Managing Director and the Terminals B Managing Director every year on the anniversary of the date of this agreement and shall be appointed by the General Meeting. The first chairman of the Terminals Management Board shall be the Terminals A Managing Director. In the event of an equality of votes of the Terminals Management Board, the chairman of the Terminals Management Board shall not have a casting vote.

(e)                            Each Shareholder has the right to nominate the Terminals Managing Director (who has been appointed upon its binding nomination) for removal by the General Meeting and to nominate a new Terminals Managing Director to take the place of any such Terminals Managing Director who is removed or who ceases to be a Terminals Managing Director for any reason.

(f)                             The Shareholders unconditionally and irrevocably undertake to vote in the General Meeting in favour of any binding nomination by a Shareholder to appoint a Terminals Managing Director or chairman of the Terminals Management Board, or request by a Shareholder to remove a Terminals Managing Director, in accordance with this clause 4.2.

(g)                            Unless the Shareholders otherwise agree, meetings of the Terminals Management Board shall be held in the Netherlands and shall be held at least once every quarter.

(h)                           The Shareholders shall exercise their respective powers in relation to the Company to procure that and the Company undertakes to the Shareholders to exercise its powers so as to procure that no committee of the Terminals Management Board shall be established or any other delegation of any authority of the Terminals Management Board be made unless the Shareholders agree (in which case as a condition of agreement to the establishment of any committee each of the Shareholders may require the same rights of appointment as it has to the Terminals Management Board pursuant to the Articles) and no such additional directors shall be appointed thereto other than the Terminals A Managing Director and Terminals B Managing Director and the quorum necessary for any such meeting of a committee of the Terminals Management Board shall be two consisting of the Terminals A Managing Director and the Terminals B Managing Director or their proxies.

(i)                               No action shall be taken by the Terminals Management Board and no board resolution shall be validly passed unless such resolution has been unanimously approved by the Terminals A Managing Director and the Terminals B Managing Director or their proxies or has been approved by both the A Shareholder and B Shareholder in writing.

4.3                                   VTTI

(a)                           The business and affairs of VTTI, including being a holding company for the other members of the Group (other than the Company), shall be managed by the VTTI Management Board and the VTTI Management Board shall be supervised by the VTTI Supervisory Board.

(b)                           Subject to the laws of the Netherlands, this agreement and the VTTI Articles, the VTTI Supervisory Board shall supervise the VTTI Management Board and the general course of affairs of the Group (other than the Company) and the business connected with them.

(c)                            The Shareholders shall procure that the VTTI Supervisory Directors nominated by each of them from time to time are aware of the provisions of this agreement (as amended from time to time), including the Reserved Matters, and where any Shareholder is required under this agreement to exercise its powers in relation to any member of the Group to procure a particular matter or thing, such obligation shall be deemed to include an obligation to exercise its powers both as a shareholder and to use its reasonable endeavours (subject to the Director’s duties to the relevant company at law) to procure that any Director appointed or nominated by it (whether alone or jointly with any other person) shall procure such matter or thing.

4.4                                   VTTI Supervisory Board

(a)                           The VTTI Supervisory Board shall be comprised of:

(i)                               two (2) VTTI Supervisory A Directors appointed by the General Meeting of VTTI upon a binding nomination by the A Shareholder; and

(ii)                            two (2) VTTI Supervisory B Directors appointed by the General Meeting of VTTI upon a binding nomination by the B Shareholder,

PROVIDED THAT if requested in writing by any Shareholder by notice to the Company and the other Shareholder, the number of VTTI Supervisory A Directors shall increase to three (3) and the number of VTTI Supervisory B Directors shall increase to three (3).

(b)                           Each Shareholder has the right to nominate any VTTI Supervisory Director for removal by the General Meeting of VTTI who is appointed upon its nomination and to nominate a new VTTI Supervisory Director to take the place of any such VTTI Supervisory Director who is removed or who ceases to be a VTTI Supervisory Director for any reason.

(c)                            The appointment of the chairman of the VTTI Supervisory Board shall rotate between the A Shareholder and the B Shareholder every year on the anniversary of the date of this agreement and shall be appointed by the General Meeting of VTTI upon a binding nomination of either the A Shareholder or the B Shareholder (as applicable).  The only individuals eligible for nomination by the A Shareholder are the VTTI Supervisory A Directors appointed upon its binding nomination.  The only individuals eligible for nomination by the B Shareholder are the VTTI Supervisory B Directors appointed upon its binding nomination. The first chairman of the VTTI Supervisory Board shall be nominated by the A Shareholder. In the event of an equality of votes of the VTTI Supervisory Board, the chairman of the VTTI Supervisory Board shall not have a casting vote.

(d)                           The Shareholders unconditionally and irrevocably undertake to vote in the General Meeting in favour of any binding nomination by a Shareholder to appoint a VTTI Supervisory Director or chairman of the VTTI Supervisory Board, or request by a Shareholder to remove a VTTI Supervisory Director in accordance with this clause 4.4.

(e)                            Unless the Shareholders otherwise agree, meetings of the VTTI Supervisory Board shall be held in the Netherlands and shall be held at least once every quarter.

(f)                             Within five Business Days of a request by any of the VTTI Supervisory Directors, VTTI shall make available to them copies of the minutes of meetings of the VTTI Supervisory Board and supporting papers relating to those minutes.

(g)                            No action shall be taken by the VTTI Supervisory Board and no VTTI Supervisory Board resolution shall be validly passed unless such resolution has been approved by at least one VTTI Supervisory A Director and one VTTI Supervisory B Director.

4.5                                   VTTI Management Board

(a)                           The VTTI Management Board may, with due observance of the Reserved Matters, exercise all powers of VTTI and otherwise subject to the laws of the Netherlands, this agreement and the VTTI Articles.

(b)                           The VTTI Management Board shall be comprised of a Chief Executive Officer, a Chief Financial Officer and a Head of Strategy / Business Development.

(c)                            The Shareholders acknowledge and agree that as at Completion, the following persons shall be appointed to the VTTI Management Board (to the extent not already appointed):

(i)                               Robert Nijst as Chief Executive Officer;

(ii)                            Robert Abbott as Chief Financial Officer; and

(iii)                         Rubel Yilmaz as Head of Strategy / Business Development, and the Shareholders shall procure that the VTTI Management Board shall always consist of at least a Chief Executive Officer, a Chief Financial Officer and a Head of Strategy / Business Development who shall (x) unless otherwise mutually agreed by the A Shareholder and the B Shareholder, be the Chief Executive Officer, Chief Financial Officer and Head of Strategy / Business Development (or equivalent senior officer), respectively, of VTTI GP from time to time and (y) each be appointed (and removed) in accordance with clause 5.2.

(d)                           At least two members of the VTTI Management Board must be residents of the Netherlands.

(e)                            The chairman of the VTTI Management Board shall be the Chief Executive Officer.  In the event of an equality of votes of the VTTI Management Board, the chairman of the VTTI Management Board shall not have a casting vote.

4.6                                   Meetings of the VTTI Management Board shall be held in the Netherlands and shall be held at least once every quarter.

4.7                                   Other Group Boards

(a)                           The Shareholders shall exercise their respective powers in relation to the Company to procure that, and the Company undertakes to the Shareholders to exercise its powers so as to procure that, each VTTI Supervisory Director is appointed as:

(i)                               a supervisory director to the supervisory board of the Company (if such board is established); and

(ii)                            a director to the board of VTTI GP,

save that, if the size of the VTTI Supervisory Board is increased by notice to the Company and the other Shareholder under clause 4.4, this shall exclude one (1) VTTI Supervisory A Director, and (ii) one (1) VTTI Supervisory B Director.

(b)                           The Shareholders agree that the VTTI Supervisory Directors appointed to the board of VTTI GP pursuant to clause 4.7(a) shall be required to vote together as a single class on all matters to be voted on by such board (including in relation to decisions of the VTTI Supervisory Board or under clause 5.2).

(c)                            With respect to the members of the board of VTTI GP who are “independent” under the applicable rules of the US Securities and Exchange Commission and the stock exchange on which the common units of VTTI MLP are listed for trading (each, an “Independent Director”):

(i)                               one Independent Director shall be nominated for appointment by the A Shareholder, one Independent Director shall be nominated for appointment by the B Shareholder, and one Independent Director shall be nominated for appointment as mutually agreed by the Shareholders within six (6) months; and

(ii)                            the Shareholders shall exercise their respective powers in relation to the Company to procure that, and the Company undertakes to the Shareholders to exercise its powers so as to procure that as soon as reasonably practicable following the SPA Completion, that the appointments contemplated in clause 4.7(c)(i) occur.

(d)                           Each Shareholder shall have the right, at any time and for any reason (or for no reason), to remove the Independent Director appointed by such Shareholder; provided that the Independent Director appointed as mutually agreed by the Shareholders shall only be removed with the prior written consent of both Shareholders.

Should any Independent Director be unwilling or unable to continue to serve, or otherwise cease to serve (including by reason of his or her involuntary removal), then the Shareholder(s) that appointed such Independent Director shall be entitled to fill the resulting vacancy on the board of VTTI GP.

4.8                                   Meetings

(a)                           General Meetings of the Company and meetings of the Terminals Management Board shall take place in accordance with the Articles.

(b)                           General Meetings of VTTI and meetings of the VTTI Management Board and VTTI Supervisory Board shall take place in accordance with the VTTI Articles.

(c)                            The Company and, to the extent permitted by Applicable Law, the Shareholders, shall be entitled to convene a General Meeting of the Company in accordance with the Articles.

(d)                           VTTI and, to the extent permitted by Applicable Law, the Company, shall be entitled to convene a General Meeting of VTTI in accordance with the VTTI Articles.

4.9                                   Committees

(a)                           The Shareholders shall cause the VTTI Supervisory Board to create and maintain committees (each, a “Committee”) composed of an equal number of representatives appointed by the A Shareholder and the B Shareholder, which committees will include the following:

(i)                               an audit and compliance committee, whose function shall be to oversee:

(A)                         the integrity of the Group’s financial statements and reporting processes and to maintain compliance with applicable legal and regulatory requirements relating to financial reporting, internal control and audit processes; and

(B)                         the operations of the Group comply with all applicable Anti-Bribery and Corruption Laws, including the FCPA, and undertake such other duties which may, from time to time, be delegated to it by the VTTI Supervisory Board; and

(ii)                            a planning and remuneration committee, whose function shall be to:

(A)                         coordinate certain strategic initiatives of the Group referred to such committee by the VTTI Supervisory Board; and

(B)                         provide recommendations in relation to the remuneration of the Senior Employees.

(b)                           Each Committee shall meet at periodic intervals, but not less than quarterly.  Special meetings for any purpose may be called with reasonable advance notice by any representative of a Committee.

4.10                            Reporting information

Subject to clause 15, each Terminals Managing Director and each VTTI Supervisory Director may report to his nominating Shareholder (and such Shareholder’s Permitted Information Recipients) on all aspects of the affairs of the Group.

4.11                            Directors’ liability insurance

The Company shall (and the Shareholders shall procure that the Company shall) effect and maintain directors’ and officers’ liability insurance for the Directors on terms reasonably acceptable to the VTTI Supervisory Board that comply with all Applicable Law and are customary for the industry in which the Group operates.

4.12                            Directors’ indemnity

To the maximum extent permitted by law, the Company indemnifies each Director against all losses incurred by such Director in connection with the performance of his duties as a Director, including in defending any claim or proceedings against such Director where:

(a)                           judgment (or equivalent) is given in favour of the Director; or

(b)                           the Director is acquitted (or equivalent).

4.13                            Fees

Excluding directorship fees paid to Independent Directors, none of the Company, VTTI or any member of the Group (as applicable) shall be obliged to pay any directorship fees to any Director (unless such a Director is also an employee of the Group and such directorship fees are required to be paid under the terms of their employment agreement). The Company, VTTI and each member of the Group (as applicable) shall reimburse all reasonable out of pocket expenses of any Director properly incurred in the performance of his duties as a Director or as director of another Group Company.

5.                                          BUSINESS OF THE GROUP

5.1                                   Notwithstanding clauses 4.1 to 4.5, but subject to clause 5.2, the day to day management of the business of the Group (other than the Company) shall be carried on by the VTTI Management Board under the overall supervision of the VTTI Supervisory Board.

5.2                                   Subject to clause 5.3, unless otherwise agreed in writing by both the A Shareholder and the B Shareholder, the Company shall not take any action, and the Company shall take all steps and actions within its power to procure that no other member of the Group shall take any action, set out in schedule 1 (Reserved Matters).

5.3                                   Clause 5.2 shall not apply to any of the following actions taken or to be taken by the Company, VTTI or any Group Company:

(a)                           any actions taken by a Group Company (other than actions constituting a Restricted Related Party Transaction) that are expressly set forth in any Annual Budget and Business Plan;

(b)                           transactions between:

(i)                               Group Companies excluding transactions between Group Companies (excluding Joint Venture Companies, as defined in the SPA), on the one hand, and any Joint Venture Companies (as defined in the SPA, on the other hand); or

(ii)                            Joint Venture Companies, on the one hand, and Group Companies, on the other hand PROVIDED THAT such transactions are on terms consistent with past practice;

(c)                            any actions taken by a Group Company under clauses 5.6 or 6.3;

(d)                           any actions required to be taken by VIP Finance or any Group Company pursuant to the terms of the SPA;

(e)                            any payments under the loan notes issued on 23 March 2010 or 9 November 2015 by Eurotank Holding S.à.r.l. to Euromin Holdings (Cyprus) Limited (as amended from time to time), which shall be made at the direction of the VTTI Supervisory A Directors;

(f)                             the enforcement of any rights by a Group Company against Buckeye Partners under the SPA, which shall be made at the direction of the VTTI Supervisory A Directors; and

(h)                           any Restricted Business Proposal approved by the VTTI Supervisory Board and implemented pursuant to clause 14.5(c).

5.4                                   The Shareholders shall exercise their respective powers in relation to the Company so as to ensure that, so far as by the exercise of such powers they can ensure and the Company undertakes to each of the Shareholders on behalf of itself, VTTI and each other member of the Group that each such company will conduct itself so that:

(a)                           the business of the Group is carried on and conducted in a proper and efficient manner and for the benefit of the Shareholders and in accordance with this agreement, the Annual Budget and the Business Plan;

(b)                           if the Company and any member of the Group requires any approval, consent or licence for carrying on the business of the Group, the same are efficiently obtained and thereafter maintained in full force and effect;

(c)                            the Company and each member of the Group transacts its business on arm’s-length terms;

(d)                           the Group shall at all times maintain insurance cover with a reputable insurance company against all such risks and liabilities in such manner and amounts as shall accord with good commercial practice having regard to the business and assets of the Group;

(e)                            each member of the Group will not, directly or indirectly give, offer, authorise or accept, request, or agree to receive, any payment, gift, reward, rebate, contribution, commission, incentive, inducement or advantage to or from any person in contravention of the Anti-Bribery and Corruption Laws; and

(f)                             any person who performs services for or on behalf of any member of the Group and who might reasonably be regarded as likely to bribe any person intending to obtain or retain business for any member of the Group or to obtain or retain an advantage in the conduct of business of any member of the Group shall provide an anti-bribery undertaking to such member based on policies and procedures of the Group designed to ensure compliance with the Anti-Bribery and Corruption Laws.

5.5                                   Without prejudice to the rights and obligations of the parties under the SPA, the B Shareholder acknowledges and agrees that the B Shareholder (and directors of Group Companies nominated or appointed by the B Shareholder) shall use its commercially reasonable endeavours to comply with reasonable requests from the A Shareholder for the Group to take (or omit to take) certain actions to the extent required for the Buyer’s (as defined in the SPA) loss(es) in relation to any Relevant Claims (as defined in the SPA) to be avoided or mitigated.

6.                                          FUNDING COMMITMENT

6.1                                   No general commitment

(a)                           Each Shareholder undertakes to provide an aggregate amount of revolving loan funding to the Group equal to USD50,000,000 each that may be drawn at the times and in the manner set out in clause 6.3 for the purpose of Top-up Funding PROVIDED THAT any amounts of such revolving loan that are repaid may be re-drawn under clause 6.3.

(b)                           No Shareholder shall be obliged to provide any equity or debt capital to any Group Company other than in accordance with this clause 6.

(c)                            No Shareholder shall be obliged to guarantee or provide security for any indebtedness of any Group Company.

6.2                                   Equity

(a)                           If an additional equity capital call is approved in accordance with clause 5.2, then the Terminals Management Board shall issue a notice (the “Call Notice”) setting out in reasonable detail:

(i)                               the total funding required by the Company, VTTI or the relevant member of the Group (the “Total Funding Requirement”);

(ii)                            the proposed use of such funding;

(iii)                         the amount of funding to be provided by each Shareholder, being each Shareholder’s Equity Proportion of the Total Funding Requirement;

(iv)                        either:

(A)                         the number of Shares to be subscribed for by each Shareholder, each Share to be of the same class and series and issued for the same amount per Share for a total subscription price equal to the funding to be provided by each Shareholder; or

(B)                         the terms of the shareholder loan to be made to the Company, VTTI or a member of the Group (as the case may be), such terms to be determined by the Shareholders and to be the same for each Shareholder, save for the amount to be advanced under such shareholder loan which shall be equal to the funding to be provided by each Shareholder; and

(v)                           the date on which each Shareholder is to subscribe for the Shares or provide the shareholder loan, being a date not less than 10 Business Days from the date of such Call Notice.

(b)                           On the date set out in the relevant Call Notice, each Shareholder shall:

(i)                               subscribe for, and the Company shall issue, the relevant Shares set out in the Call Notice by making payment for such Shares in cash to the Company; or

(ii)                            advance all amounts under the shareholder loan as set out in the Call Notice by making payment of such amounts in cash to the Company, VTTI or the relevant member of the Group (as the case may be).

(c)                            If a Shareholder fails to pay an amount owing under clause 6.2(b) (the “Non-Contributing Shareholder”):

(i)                               such failure shall constitute a material breach of this agreement by the Non-Contributing Shareholder pursuant to clause 12.1(a);

(ii)                            the other Shareholder (the “Contributing Shareholder”), within 3 Business Days following the funding date set out in the relevant Call Notice, may (A) to the extent legally permitted, withdraw the amount paid by the Contributing Shareholder in response to the Call Notice, or (B) pay such amount owing by the Non-Contributing Shareholder to the Company, VTTI or the relevant member of the Group (as the case may be) for and on behalf of the Non-Contributing Shareholder and recover 125 per cent of such amount from the Non-Contributing Shareholder as a debt, in each case without prejudice to the rights of the Contributing Shareholder under this agreement; and

(iii)                         if the Contributing Shareholder pays such amount in accordance with clause 6.2(c)(ii)(B):

(A)                         the Non-Contributing Shareholder shall not be taken to have remedied its breach until such time as the Non-Contributing Shareholder pays the amount owing to the Contributing Shareholder, either directly or through the application of dividends or distributions withheld from the Non-Contributing Shareholder; and

(B)                         clause 12.2(f) applies.

6.3                                   Debt financing

(a)                           If and to the extent that any Shareholder determines that a member of the Group requires Top-up Funding and that the Company or VTTI is unable to satisfy such funding requirement from funds available to it pursuant to clause 6.2, the Shareholders shall procure that the relevant Group Company issue a notice (the “Top-up Funding Notice”) setting out in reasonable detail:

(i)                               the total funding required by the Company, VTTI or the relevant member of the Group (the “Total Top-up Funding Requirement”);

(ii)                            the proposed use of such funding;

(iii)                         the amount of funding to be provided by each Shareholder, being each Shareholder’s Equity Proportion of the Total Top-up Funding Requirement;

(iv)                        the terms of the shareholder loan to be made to the Company, VTTI or a member of the Group (as the case may be), such terms to be determined by the Shareholder who triggered clause 6.3(a), provided that:

(A)                         they are the same for each Shareholder; and

(B)                         the interest rate shall be an amount equal to:

(aa)                    a commercial rate to be agreed between the relevant Group Company and the Shareholders; or

(bb)                    if there is no agreement under clause 6.3(a)(iv)(B)(aa), LIBOR plus 400 basis points or such other rate as approved from time to time by Shareholders for the purposes of this clause 6.3; and

(v)                           the date on which each Shareholder is to provide the shareholder loan, being a date not less than 10 Business Days from the date of such Top-up Funding Notice.

(b)                           On the date set out in the relevant Top-up Funding Notice, each Shareholder shall advance all amounts under the shareholder loan as set out in the Top-up Funding Notice by making payment of such amounts in cash to the Company, VTTI or the relevant member of the Group (as the case may be).

(c)                            If a Shareholder fails to pay an amount owing under clause 6.3(b) (the “Non-Funding Shareholder”):

(i)                               such failure shall constitute a material breach of this agreement by the Non-Funding Shareholder pursuant to clause 12.1(a); and

(ii)                            the other Shareholder (the “Funding Shareholder”) may advance such amount to the Company, VTTI or the relevant member of the Group (as the case may be) at an interest rate equal to (i) the amount of the interest rate under clause 6.3(a)(iv)(B), plus (ii) 5% per annum.

7.                                          DIVIDEND POLICY

7.1                                   Subject to clauses 7.4 and 7.5, within 50 days after the end of each financial quarter of the Group, the Company shall procure that VTTI shall distribute an amount equal to 100% of VTTI Available Cash determined by the VTTI Supervisory Board with respect to such financial quarter to the Company, as the sole shareholder of VTTI.

7.2                                   Subject to clauses 7.4 and 7.5, following completion of the distributions referred to in clause 7.1 and within 55 days after the end of each financial quarter, the Company shall distribute an amount equal to 100% of Company Available Cash determined by the VTTI Supervisory Board with respect to such financial quarter to the Shareholders pro rata in accordance with their Equity Proportion.

7.3                                   Subject to the terms of this agreement, each Share shall rank equally for any dividends paid.

7.4                                   Subject to clause 12.2(e), nothing in this clause 7 shall require VTTI MLP to make any distributions if such distribution would or would reasonably likely result in the targeted distribution coverage ratio (taking into account the expected performance of VTTI MLP and its subsidiaries in the next 12 month period after the date of the distribution and having regard to the distributions made in the prior 12 months prior to the date of the distribution) of VTTI MLP being less than a run rate of 1.1:1 (or such other ratio as may be determined by the VTTI Supervisory Board from time to time).

7.5                                   Any amounts that would have been Company Available Cash or VTTI Available Cash (as applicable) but for the deduction of such amounts in the calculation of Company Available Cash or VTTI Available Cash (as applicable) in relation to the amount of cash required to repay in full any principal and interest outstanding under any Shareholder finance provided pursuant to clause 6.3, shall be used to repay such Shareholder finance.

7.6                                   Save for the distributions contemplated by clauses 7.1 and 7.2, no other distributions shall be made under this agreement until all amounts outstanding under any Shareholder finance provided pursuant to clause 6.3 is repaid in full.

7.7                                   The Shareholders shall direct the Company to use its commercially reasonable efforts to minimise the Operational Cash Amount.

8.                                          ACCOUNTS AND INFORMATION

8.1                                   Accounting principles

(a)                           The financial year of the Company shall be the period from 1 January to 31 December each year.

(b)                           The annual and quarterly accounts of the Company, VTTI and the other Group Companies shall be prepared in accordance with IFRS.

(c)                            At the cost of the B Shareholder, the Company shall provide reasonable assistance and information on a no liability basis to the B Shareholder (with a copy to the A Shareholder) for the purpose of the B Shareholder converting the annual and quarterly accounts of the Group to U.S. GAAP such that Buckeye Partners may comply with any requirements under Applicable Law and U.S. GAAP as the date of this agreement, being the following:

(i)                               a good faith preliminary draft monthly U.S. GAAP Consolidated Statement of Operations has been provided by no later than 10 Business following month end;

(ii)                            as soon as available, and in any event within 30 days after the end of each month, U.S. GAAP unaudited financial statements (including the Consolidated Statement of Operations, Consolidated Balance Sheet, Consolidated Statements of Cash Flows and Consolidated Statement of Partners’ Capital) of the Company, U.S. GAAP consolidating financial statements and the supporting U.S. GAAP trial balance of the Company;

(iii)                         as soon as available, and in any event within 20 Business Days after the end of each quarter, U.S. GAAP unaudited quarterly financial statements (including the Consolidated Statement of Operations, Consolidated Balance Sheet, Consolidated Statements of Cash Flows and Consolidated Statement of Partners’ Capital) of the Company, U.S. GAAP consolidating financial statements and the supporting U.S. GAAP trial balance of the Company;

(iv)                        by November 15 of each year, U.S. GAAP unaudited legal entity consolidating and consolidated financial statements and supporting detailed trial balance for the period from January 1 through October 31 along with a projected U.S. GAAP Statement of Operations through December 31;

(v)                           as soon as available, and in any event within 180 days after the end of each financial year (unless required sooner in accordance with the laws of the Netherlands), audited consolidated financial statements for that financial year; and

(vi)                        as soon as available, and in any event within 60 days after the Completion Date, the audited financial statements of the Company as of and for the year ended 31 December 2015 converted to U.S. GAAP on an unaudited basis to the extent necessary to permit the B Shareholder’s significance test calculations in accordance with the US Securities and Exchange Commission’s Rule 3-05 of Regulation S-X,

and the A Shareholder shall be provided with the equivalent financial information in IFRS on or about the same time as the B Shareholder is provided with U.S. GAAP equivalent.

8.2                                   Annual Budget and Business Plan

(a)                           The Company shall procure that VTTI prepares a draft Annual Budget and Business Plan for the Group for each financial year for approval by the VTTI Supervisory Board not less than forty (40) Business Days prior to the start of the relevant financial year.

(b)                           The Annual Budget and Business Plan shall at a minimum:

(i)                               contain statements in respect of the Group concerning anticipated turnover and investments (including any proposed new subsidiaries, projects or expansions) and personnel policy; and

(ii)                            ensure compliance with clause 7.4 .

(c)                            The Annual Budget and Business Plan, subject to the requirements of the VTTI Supervisory Board from time to time, shall include:

(i)                               a breakdown by individual line-item of quarterly consolidated revenues, capital expenditures, indebtedness, operating expenditures, operating results, cash flows, net interest expenses and net profits;

(ii)                            a projected consolidated balance sheet as at the end of the following financial year and a projected profit and loss account for the financial year; and

(iii)                         a breakdown of expected funding requirements and, having regard to clause 6, the proposed methods of meeting those requirements.

8.3                                   Information

(a)                           The Company shall procure that VTTI shall provide to each Shareholder:

(i)                               within five Business Days of approval by the VTTI Supervisory Board, the Annual Budget and Business Plan;

(ii)                            within 20 calendar days after the end of the quarter, performance update packages in scope and substance to similar to the update packages provided prior to the date of this agreement, including such additional items as either Shareholder shall reasonably request;

(iii)                         the substantially equivalent scope and amount of information as currently provided to the A Shareholder in the 12 months prior to the date of this agreement; and

(iv)                        the current requirements of Applicable Law and U.S. GAAP applicable to Buckeye Partners set out in clause 8.1(c)(i).

8.4                                   Access

(a)                           The Company shall, if requested by a Shareholder, provide (and shall procure that VTTI and each Group Company provides) timely access to the Company, VTTI or Group Company’s books and records to that Shareholder and its Permitted Information Recipients and shall also provide any additional information relating to VTTI or the Group (including information relating to the Group’s financial condition and operations) as may be requested by a Shareholder (on behalf of itself or its Permitted Information Recipients) from time to time.

(b)                           Subject to clause 8.1(c), without limiting clause 8.4(a), each Shareholder and its Permitted Information Recipients is entitled to be supplied as soon as reasonably practicable with such information relating to the Company, VTTI and each Group Company as it reasonably requires from time to time:

(i)                               in connection with the preparation and filing of tax returns, filings with the Securities and Exchange Commission or other filings or correspondence with any governmental authority to which that Shareholder or the Permitted Information Recipient is subject;

(ii)                            to enable that Shareholder or the Permitted Information Recipient to comply with any Applicable Law, covenant in its debt instruments or other contractual obligation; or

(iii)                         for the purpose of consulting with or rendering advice, recommendations and assistance to the executive management of the Company, VTTI or a Group Company, provided that each Shareholder or Permitted Information Recipient in exercising this right shall take into account the reasonable interests of the Company, VTTI and the Group, excluding, in relation to the B Shareholder, in connection with the converting of the Group’s accounting information to U.S. GAAP.

(c)                            If reasonably requested by a Shareholder, representatives of the Shareholders and senior officials of the Group Companies shall hold quarterly strategic meetings, at mutually convenient times and locations that coincide with the times and locations of VTTI Supervisory Board meetings, to discuss the business performance and outlook of the Group.

(d)                           Upon the written request of a Shareholder, the Company, VTTI or any Group Company shall make available senior officials at reasonable times and upon reasonable notice to consult periodically with the Shareholder and its Permitted Information Recipients at mutually convenient times and locations, provided that any such consultation shall not materially adversely impact or interfere with the operations of the business of the Company, VTTI or the relevant Group Company and shall not exceed two consultations per annum for each Shareholder.

8.5                                   U.S. Tax Matters

Schedule 3 shall apply only to U.S. income taxes and shall not apply or be required to apply to any non-U.S. taxes.

9.                                          DEADLOCK

9.1                                   Deadlock Event

In the event that a proposal on a Reserved Matter is put forward for approval to the Shareholders or the Terminals Management Board or VTTI Supervisory Board and such proposal is not passed or no quorum is met on the second meeting convened to deliberate on the same Reserved Matter, an event of deadlock (“Deadlock Event”) is then deemed to have occurred and the provisions of clauses 9.2 through 9.4 apply.

9.2                                   Escalation

Upon occurrence of a Deadlock Event, the matter giving rise thereto will be referred to the respective chief executive officers (or persons in equivalent positions) of Vitol and Buckeye Partners, who shall negotiate in good faith with a view to resolving the matter having given rise to the Deadlock Event.

9.3                                   Following Lock-up Period

Only after the Lock-up Period has lapsed, then if the Deadlock Event cannot be resolved within twenty-one (21) days after such referral to the chief executive officers (or persons in equivalent positions) referred to in clause 9.2 (the “Cooling Down Term”), either Shareholder may serve notice within ten (10) days after the Cooling Down Term that it wishes to sell its Shares and the provisions of clause 11 and schedule 6 shall apply to such sale.  Notwithstanding any other provision of this agreement and without prejudice to any such notice previously served, no notice may be served by a Proposing Transferor pursuant to clause 11.1 during any Cooling Down Term.

9.4                                   Conduct pending a Deadlock Event

Pending the resolution of the Deadlock Event, the Terminals Management Board, VTTI Supervisory Board and VTTI Management Board shall procure the operation of the Group Companies in the ordinary course of business and in accordance with past practices and that no Group Company shall implement any disputed proposal or change.

10.                                   TRANSFER OF SHARES

10.1                            Save as set out in this agreement, no Shareholder shall take any of the following actions (each a “Transfer”):

(a)                           sell, transfer, dispose of or otherwise deal with any right or interest (whether voting, economic or otherwise) in any Shares (including the grant of any option over or in respect of any Shares);

(b)                           create or permit to exist any Encumbrance over any Shares or any interest in any Shares;

(c)                            renounce any interest in any Shares; or

(d)                           enter into any agreement with any person who is not a Shareholder in respect of any votes attached to any Shares.

For the avoidance of doubt, (i) this clause 10 only applies to direct Transfers of Shares, and (ii) as such, the occurrence of a Permitted B Shareholder CoC shall not constitute a Transfer PROVIDED THAT there is no direct Transfer of the B Shares.

10.2                            Without the consent of the other Shareholder, no Shareholder may Transfer less than all of its Shares (or less than the entire legal and beneficial interest therein).

10.3                            Subject to clause 10.4, no Shareholder shall Transfer the legal or beneficial interest in any Share during the Lock-up Period.

10.4                            Any Shareholder (the “Affiliate Transferor”) may Transfer the entire legal and beneficial interest in all (but not some) of its Shares to any one of its Permitted Transferee Affiliates (the “Affiliate Transferee”), provided that:

(a)                           such Transfer would not result in a violation of any Applicable Law or regulation or result in an adverse effect with respect to the Company or either of the Shareholders;

(b)                           the Affiliate Transferor remains jointly liable with the Affiliate Transferee for any breach by the Affiliate Transferee of any provision of this agreement;

(c)                            the Affiliate Transferee has the financial ability to hold the relevant Shares and to perform in a timely manner all of its obligations as a Shareholder, whether under this agreement or otherwise;

(d)                           the Affiliate Transferee enters into a Deed of Adherence and expressly confirms that it will perform in a timely manner all of its obligations in relation to the relevant Shares; and

(e)                            prior to the Affiliate Transferee ceasing to be wholly-owned by the transferring A Shareholder (in the case of the A Shareholder) or wholly-owned by the transferring B Shareholder (in the case of the B Shareholder):

(i)                               the Affiliate Transferee transfers all of the Shares held by such Affiliate Transferee to the transferring A Shareholder (or a Permitted Transferee Affiliate of the transferring A Shareholder) (in the case of the A Shareholder) or to the transferring B Shareholder (or a Permitted Transferee Affiliate of the transferring B Shareholder) (in the case of the B Shareholder); and

(ii)                            the Affiliate Transferor accepts (or procures the acceptance of) the transfer of all of the Shares by the Affiliate Transferee under clause 10.4(e)(i).

10.5                            If a Shareholder breaches this clause 10 or is otherwise required to transfer its Shares pursuant to clause 12.2 or clause 13 (a “Defaulting Person”), the Defaulting Person:

(a)                           hereby unconditionally and irrevocably appoints the other Shareholder as its attorney (each an “Attorney”) and in such Defaulting Person’s name or otherwise and on its behalf to consider, settle, approve, sign, execute, deliver or issue all agreements, documents, certificates and instruments (all whether as a deed or not) which any Attorney in his absolute discretion considers reasonably required to procure that the Defaulting Person complies with this clause 10.5, clause 12.2 or clause 13 (as the case may be);

(b)                           undertakes to ratify and confirm whatever the Attorney does or purports to do in good faith in the exercise of any power conferred by this clause 10.5;

(c)                            declares that any person who deals with the Attorney in good faith may accept a written statement signed by that Attorney to the effect that the power of attorney in this clause 10.5 has not been revoked as conclusive evidence of that fact;

(d)                           undertakes to indemnify the Attorney fully against all claims, losses, costs, expenses, damages or liability (including reasonable legal fees and expenses) which he sustains or incurs as a result of any action taken in good faith pursuant to the power of attorney under this clause 10.5 (including any cost incurred in enforcing this indemnity); and

(e)                            shall do or procure the doing of all such acts and execute or procure the execution of such documents, as may from time to time be reasonably required to implement and give full effect to:

(i)                               the power of attorney in this clause 10.5; and

(ii)                            this clause 10.5, including by the execution of all powers of attorney and other documentation required by a Dutch civil-law notary in order for such Dutch civil-law notary to be able to execute a notarial deed of transfer in relation to the relevant Shares.

10.6                            Notwithstanding any other provision of this agreement, a B Shareholder may not Transfer any of its Shares to any person who is a Prohibited Transferee at any time.

10.7                            The Shareholders shall procure that before any person (other than a person who is already a Shareholder) (a “New Party”) is registered as a transferee of any Share such person shall enter into a Deed of Adherence covenanting with the continuing parties hereto to observe, perform and be bound by all the terms of this agreement which are capable of applying to such transferee and which have not then been performed.  The Company shall not register any such person as the holder of any Share until such a deed has been executed by the New Party and the parties hereto undertake to enter into such Deed of Adherence and upon being so registered that person shall be deemed to be a party to this agreement.

10.8                            The Shareholders shall exercise their powers in relation to the Company to procure so far as by the exercise of such power they can so procure and the Company undertakes to each of the Shareholders to register and give effect to any Transfer made in accordance with the Articles or this agreement.

11.                                   TRANSFER PROCEDURES

If at any time after the expiry of the Lock-up Period, a Shareholder wishes to sell its Shares to a bona fide Third Party (the “Proposing Transferor”), the Proposing Transferor shall give notice in writing (the “Transfer Notice”) to the other Shareholder (the “Non-Selling Shareholder”) stating it wishes to transfer all of its Shares (the “Sale Securities”), the provisions of schedule 6 shall apply.

12.                                   DEFAULT

12.1                            Events of Default

Clause 12.2 shall apply in the event that any of the following occurs in respect of a Shareholder (each an “Event of Default”):

(a)                           a material breach by the relevant Shareholder of this agreement (including any failure to provide funding in accordance with clause 6.2 or 6.3);

(b)                           a petition being presented or a proceeding commenced (and such petition or proceeding not being discharged or dismissed) or an order being made or an effective resolution passed for the winding-up, insolvency, administration, reorganisation, reconstruction, dissolution or bankruptcy of a Shareholder or for the appointment of a liquidator, receiver, administrative receiver, administrator, trustee or similar officer of a Shareholder over all or any part of its business or assets, provided that this paragraph shall not apply to any bona fide reorganisation or reconstruction of a Shareholder whilst solvent;

(c)                            a Shareholder stopping or suspending payments to its creditors generally or being unable to pay its debts as they fall due or seeking to enter into any composition or other arrangement with its creditors or being declared bankrupt or insolvent;

(d)                           a creditor taking possession of all or any part of the business or assets of a Shareholder or any execution or other legal process being enforced against the business or any substantial asset of the Shareholder and not being discharged;

(e)                            in relation to the A Shareholder, a Change of Control has occurred in respect of the A Shareholder, without the prior written consent of the B Shareholder; or

(f)                             in relation to the B Shareholder, a Change of Control has occurred in respect of the B Shareholder, without the prior written consent of the A Shareholder.

12.2                            Consequences of default

Upon the occurrence of an Event of Default in respect of a Shareholder (such Shareholder being a “Defaulting Shareholder”):

(a)                           the Defaulting Shareholder shall promptly give notice in writing to the other Shareholder (the “Non-Defaulting Shareholder”), setting out full details of the Event of Default;

(b)                           with immediate effect and until such Event of Default is remedied:

(i)                               the Defaulting Shareholder shall not attend or be represented at or vote at any General Meeting;

(ii)                            each Director appointed based upon a binding nomination by the Defaulting Shareholder shall not attend or be represented at any meeting of the Terminals Management Board or VTTI Supervisory Board (as applicable);

(iii)                         the Directors appointed based upon a binding nomination by the other Shareholder shall form a quorum for any meeting of the Terminals Management Board or VTTI Supervisory Board (as applicable); and

(iv)                        the Defaulting Shareholder shall not be required to approve a Reserved Matter in accordance with clause 5.2, other than any Reserved Matter in paragraphs 3(a), 4, 21 and 27 of schedule 1;

(c)                            the Non-Defaulting Shareholder may, within 20 Business Days after becoming aware of the Event of Default, give to the Defaulting Shareholder a notice in writing (the “Default Notice”) setting out all relevant details of the Event of Default it is aware of (and if the Non-Defaulting Shareholder considers (acting reasonably) that the Event of Default can be remedied, requiring the Defaulting Shareholder to remedy the Event of Default within 20 Business Days after the Defaulting Shareholder receives the Default Notice (the “Remedy Period”)).  A Default Notice is withdrawn or taken to be withdrawn by the Non-Defaulting Shareholder if the Non-Defaulting Shareholder withdraws the Default Notice by notice to the Defaulting Shareholder or does not give a notice within the 20 Business Day time period specified in this clause 12.2(c);

(d)                           if a Default Notice is given and the Event of Default is not remedied during the Remedy Period, the Non-Defaulting Shareholder may, after the Default Notice is given (if there is no Remedy Period) or after the end of the Remedy Period, require the Defaulting Shareholder by further notice in writing (the “Compulsory Transfer Notice”) to sell all (but not some) of the Shares of the Defaulting Shareholder to the Non-Defaulting Shareholder (or its nominee) at 85 per cent of the Fair Market Value of such Shares PROVIDED THAT clause 12.2(d) shall not apply in relation to any breach by either Shareholder of (i) clause 6.2, or (ii) clause 6.3;

(e)                            with respect to an Event of Default arising from the third occurrence of an Event of Default by a Defaulting Shareholder resulting from a breach of clause 6.2 and/or clause 6.3, then, notwithstanding clause 5.2 or clause 12.2(b)(iv) to the contrary, the members of the VTTI Supervisory Board nominated by such Non-Defaulting Shareholder shall thereafter have sole authority to determine (i) the amount of Company Available Cash and VTTI Available Cash in its absolute discretion (in each case ignoring the definitions of Company Available Cash and VTTI Available Cash), and (ii) the targeted distribution coverage ratio in clause 7.4, in each case until such Event of Default is remedied and for a period of 12 months after the date that such Event of Default is remedied; and

(f)                             in the case of an Event of Default arising from a failure to provide funding in accordance with clause 6.2, the Defaulting Shareholder shall not be entitled to payment of any dividends or distributions from the Company, and the Defaulting Shareholder’s share of any dividends or distributions declared by the Company after the occurrence of the Event of Default, and for so long as such Event of Default is continuing, shall be, if the Contributing Shareholder pays the amount the Defaulting Shareholder failed to fund in accordance with clause 6.2, paid to the Contributing Shareholder until the Contributing Shareholder has received the amount owed to the Contributing Shareholder under clause 6.2(c)(ii) either from such dividends or distributions or from the Defaulting Shareholder.

12.3                            Fair Market Value

(a)                           Fair Market Value shall be determined by mutual agreement of the Shareholders, or in the event the Shareholders are unable to agree on such Fair Market Value within thirty (30) Business Days after the Non-Defaulting Shareholder gives a Compulsory Transfer Notice, then by an internationally recognised and reputable investment bank or business appraisal firm or other professional familiar with the business of the Company or Group (the “Appraiser”), to be mutually selected by the Shareholders, provided that the Appraiser shall not have been engaged by either of the Shareholders in the two years prior to the date of the appointment. The Appraiser shall act as an expert and not as an arbitrator and, save in the case of manifest error, his decision shall be final and binding on the Shareholders.  The costs and expenses of the Appraiser shall be borne by the Shareholders in the proportions the Appraiser may direct or, in the absence of direction, equally.

(b)                           If the Shareholders cannot agree on the identity of the Appraiser within 20 Business Days of the expiry of the 30 Business Day period provided for in clause 12.3(a), then the Appraiser will be appointed by the Centre for International Expertise of the International Chamber of Commerce at the request of either Shareholder.

(c)                            The Fair Market Value shall be equal to the sum of:

(i)                               the appraisal for the “fair market value” made by the Appraiser, minus

(ii)                            any distribution of dividends or other distribution made by the Company to the Shareholders after the service of the Compulsory Transfer Notice.

(d)                           In order to determine the Fair Market Value, the Appraiser shall use the generally recognised methods of assessing the value of a company as a going concern.  These shall include discounted cash flows, trading comparables and transaction comparables with other companies of the same sector.

(e)                            In determining the Fair Market Value, the Appraiser will apply neither a control premium (when the equity interest to be transferred brings about a change of control of the Company) nor a minority discount (when the equity interest to be transferred does not bring about any change of control of the Company).

(f)                             When using trading or transaction comparable methodologies, the Appraiser will use profitability figures (such as EBITDA) as reference.  The Appraiser will also take into account the levels of consolidated net financial debt as well as the existence of minority shareholders in subsidiaries, if any.

(g)                            In making its valuation in accordance with the above, the Appraiser shall base its assessment on the most recent audited financial statements of the Company (or, if available, more recent quarterly statements) prepared in accordance with IFRS, and it will use financial parameters calculated from inputs derived from those financial statements.

13.                                   POST-EXERCISE TRANSFER

13.1                            Following any transfer of Shares by an A Shareholder to a Third Party under paragraph 5 of schedule 6 (an “A Share Transfer”):

(a)                           the references to the “Vitol Group and / or any Fund Entities” in paragraph (a) of the definition of A Shareholder Change of Control shall be deemed to be a reference to the relevant ultimate parent undertaking of the A Shareholder immediately following any such A Share Transfer (the “Post-A Share Transfer Parent”);

(b)                           the reference to “Vitol Group” in paragraph (b) of the definition of A Shareholder Change of Control shall be deemed to be a reference to the relevant Post-A Share Transfer Parent;

(c)                            paragraphs (ii) and (iii) of the definition of Affiliate shall cease to apply;

(d)                           the (i) definitions of Fund Entity, VIP, Vitol and Vitol Group, and (ii) schedule 4, shall be deemed deleted;

(e)                            the provisions relating to Related Party Transactions shall cease to apply;

(f)                             (i) the provisions relating to Prohibited Transferees shall cease to apply and (ii) schedule 5 shall be deemed deleted;

(g)                            the reference in clause 9.2 to “Vitol” shall be deemed to be a reference to the relevant Post-A Share Transfer Parent;

(h)                           the provisions of clause 14 shall cease to apply; and

(h)                           in relation to clause 8, the A Shareholder shall be entitled to receive substantively equivalent information at similar times for the purposes of complying with any requirements of Applicable Law or accounting standards applicable to it or its Affiliates.

13.2                            Following any transfer of Shares by a B Shareholder to a Third Party under paragraph 5 of schedule 6 (an “B Share Transfer”):

(a)                           the references to the “Buckeye Partners” in paragraphs (a) and (b) of the definition of B Shareholder Change of Control shall be deemed to be a reference to the relevant ultimate parent undertaking of the B Shareholder immediately following any such B Share Transfer (the “Post-B Share Transfer Parent”);

(b)                           paragraph (c)(i) of the definition of B Shareholder Change of Control shall cease to apply;

(c)                            the provisions relating to a Permitted B Shareholder CoC shall cease to apply;

(d)                           the reference in clause 9.2 to “Buckeye Partners” shall be deemed to be a reference to the relevant Post-B Share Transfer Parent;

(e)                            the provisions of clause 14 shall cease to apply; and

(f)                                  in relation to clause 8, the B Shareholder shall be entitled to receive substantively equivalent information at similar times for the purposes of complying with any requirements of Applicable Law or accounting standards applicable to it or its Affiliates.

14.                                   PROTECTIVE COVENANTS

14.1                            Each Shareholder undertakes to each other and, as a separate undertaking, to the Company (for itself and as trustee for each member of the Group) that it will not, and will procure that its Affiliates will not, during the period of two years from the date on which it ceases to be a Shareholder, solicit the services of, or endeavour to entice away from the Group any director, employee or consultant of the Group who occupied a senior or managerial position in relation to the Group nor during such period shall the Shareholder knowingly aid or assist in or procure the employment by any person of any such person.

14.2                            Subject to clause 14.4, during the Lock-up Period, each Shareholder undertakes that it will not, and that it will procure that its Restricted Affiliates will not, as long as such Shareholder holds shares in the Company during the Lock-up Period, engage in, expand, develop or carry out or be concerned or interested in any business that competes with the Business in any jurisdiction.

14.3                            Each Shareholder undertakes to procure that if it or any of its Restricted Affiliates proposes to engage in any new business, or carry out any expansion or development of an existing business in any jurisdiction that is not a Permitted Activity and that would compete with the Business of the Group Companies (a “Restricted Business Proposal”), it shall not, and will procure that its Restricted Affiliates shall not, engage in any such Restricted Business Proposal unless it shall have first complied with the provisions of clause 14.4 and shall thereafter only engage in such Restricted Business Proposal to the extent permitted by clause 14.4.

14.4                            The restrictions in clause 14.2 above shall not apply so as to restrict in any way any of the activities set forth in schedule 7 (the “Permitted Activities”).

14.5                            If any Shareholder or its Restricted Affiliate (the “Proposing Shareholder”) proposes to proceed with any Restricted Business Proposal, it shall not do so unless is shall have first proposed such Restricted Business Proposal to the VTTI Management Board for their analysis.  Upon receipt of any Restricted Business Proposal by the VTTI Management Board, pursuant to this clause 14.5, the Shareholders will procure that the following process shall apply:

(a)                           the VTTI Management Board shall make its recommendation or disapproval of this new project or expansion known to the Shareholders and shall, in the case of its recommendation, submit the proposal and the recommendation to the VTTI Supervisory Board for its approval within 30 days after having received the proposal from the relevant Shareholder provided that such recommendation:

(i)                               shall only be made if the project or expansion can, in the discretion of the VTTI Management Board, reasonably be viewed as commercially reasonable based on other projects executed by the Group Companies in the past; and

(ii)                            shall include details of any amendments to the Annual Budget and Business Plan as shall, in the opinion of the VTTI Management Board, be necessary to reflect the required funding, including the capital expenditure, for the relevant Restricted Business Proposal; and

(b)                           the VTTI Supervisory Board shall review the proposal and the recommendation and shall vote on the proposal submitted to them pursuant to clause 14.5(a) in a meeting to be held no later than 15 days after the VTTI Management Board has made its recommendation;

(c)                            if a majority of the VTTI Supervisory Board approves the Restricted Business Proposal, the Restricted Business Proposal will be implemented using a subsidiary or a newly incorporated wholly-owned direct or indirect subsidiary of the Company (a “Project Company”); and

(d)                           if a majority of the VTTI Supervisory Board does not approve the Restricted Business Proposal the Proposing Shareholder (or its relevant Restricted Affiliate) may proceed to implement the Restricted Business Proposal provided that all of the VTTI Supervisory A Directors (if the Proposing Shareholder is the A Shareholder) or all of the VTTI Supervisory B Directors (if the Proposing Shareholder is the B Shareholder) voted in favour of the relevant Restricted Business Proposal.

15.                                   CONFIDENTIALITY

15.1                            Subject to clause 15.2 and 15.3, each party shall treat as strictly confidential and not disclose to any other person:

(a)                           any information received or obtained by any of them as a result of entering into or performing this agreement, including the identity of any direct or indirect investors in any Shareholder and any information received pursuant to clause 8;

(b)                           any business, technical, financial, operational, administrative, staff management, marketing and economic information relating to the Group, the identities of customers and all other information of a secret and/or proprietary nature relating to the Group; and

(c)                            the existence of this agreement and any provisions or other details of this agreement or the negotiation or subject matter of this agreement,

whether transferred or obtained orally, visually, electronically or by any other means (the “Confidential Information”).

15.2                            A party may disclose Confidential Information if and to the extent:

(a)                           it is required by any Applicable Law, securities exchange or governmental authority to which such party (or its Affiliates) is subject or submits;

(b)                           it is disclosed on a strictly confidential basis to any Affiliate or Permitted Information Recipient who is aware of the restrictions in this clause 15 provided the relevant party shall procure that they comply with the terms of this clause 15 as if they were a party;

(c)                            it is disclosed on a strictly confidential basis to any potential purchaser of Shares or potential, direct or indirect, investor in a Shareholder (including, in relation to the A Shareholder, such a person in relation to VIP or a Fund Entity) who is aware of the restrictions in this clause 15 provided the relevant party shall procure that they comply with the terms of this clause 15 as if they were a party;

(d)                           it is required for the purpose of any proceeding, suit or action arising out of or in connection with this agreement or its subject matter (including its validity, formation at issue, effect, interpretation, performance or termination) or any transaction contemplated by this agreement (including any judicial or arbitral proceedings);

(e)                            it is an announcement made in accordance with the provisions of clause 16;

(f)                             it was lawfully in its possession or in the possession of any of its Affiliates (in either case as evidenced by written records) free of any restriction as to its use or disclosure prior to it being so disclosed;

(g)                            the information has come into the public domain through no fault of it or any of its Affiliates;

(h)                           the other parties have given prior written consent to such disclosure; or

(i)                               it is required to enable that party to perform this agreement or enforce its rights under this agreement or for the purposes of any proceedings (including any judicial or arbitral proceedings), provided that:

(i)                               to the extent permitted by Applicable Law any Confidential Information to be disclosed by a party in reliance on clause 15.2(a) shall be disclosed only after consultation with the other parties and the party intending to disclose the Confidential Information shall take into account, and to the extent possible, not take any action in contravention of, the reasonable comments or requests of such other parties; and

(ii)                            to the extent a party discloses Confidential Information to any person in reliance on clause 15.2(b) or clause 15.2(c), the party shall prior to such disclosure inform such person of the confidential nature of the Confidential Information and obtain substantially equivalent restrictions to those under this clause 15 and be responsible for any breach of the terms of this clause 15 by such person as if the party itself had committed such breach.

15.3                            Each party shall, and shall procure that its Affiliates and Permitted Information Recipients shall, not use Confidential Information for any purpose other than:

(a)                           in relation to the proper performance of its obligations and exercise of its rights under this agreement (and the transactions contemplated hereby); or

(b)                           the managing or monitoring of their investment in the Company and Group (including any potential exit from such investment).

15.4                            The restrictions contained in this clause 15 shall continue to apply after termination of this agreement without limit in time.

16.                                   ANNOUNCEMENTS

16.1                            Upon Completion, each party shall be entitled to release a press release announcing the Completion, provided that the other party shall have a reasonable opportunity to review such release.  Save for such press release, no party shall make any announcement relating to the Company or the business of the Group without the prior written consent of the other parties.

16.2                            Communications with investors in any Fund Entity or any funds managed by any of the parties shall not constitute an announcement for the purpose of this clause (but shall be subject to the confidentiality provisions contained in clause 15).

17.                                   REPRESENTATIONS AND WARRANTIES

The execution of this agreement by or on behalf of each party will constitute a separate representation and warranty by it to the other parties that:

(a)                           it is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

(b)                           it has the requisite power and authority to enter into and to perform its obligations under this agreement and to consummate the transactions contemplated hereby and, so far as it is aware having made due and careful enquiry, all authorisations, approvals, consents and licences required by it from any Third Party in order for it to lawfully enter this agreement and comply with its obligations hereunder have been unconditionally obtained and are in full force and effect; and

(c)                            the execution and delivery of, and the performance of its obligations under this agreement will not result in a breach of any provision of its constitutional documents or result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound or of any other contractual commitment to which it is a party.

18.                                   ASSIGNMENT

Save as otherwise expressly provided under this agreement (and in particular in respect of any transfer by a Shareholder of all of its Shares permitted hereunder or under the Articles), all rights hereunder are personal to the parties hereto and may not be assigned at law or in equity without the prior written consent of the other parties.

19.                                   COSTS

Save for the costs of the Group Companies or A Shareholder incurred in complying with schedule 3 that shall be for the account of the B Shareholders (including by way of payment within five (5) Business Days of the Group Companies or A Shareholder providing an invoice(s) for costs incurred in complying with clause 8 and schedule 3), each of the parties hereto shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this agreement and any other agreement incidental to or referred to in this agreement.

20.                                   ENTIRE AGREEMENT

This agreement (together with any documents referred to herein) constitutes the entire agreement between the parties hereto in connection with the subject matter of this agreement and supersedes all prior agreements oral, written or otherwise in respect of the subject matter hereof including for the avoidance of doubt any heads of agreement.

21.                                   WAIVER/AMENDMENT

21.1                            There shall be no waiver of any term, provision or condition of this agreement unless such waiver is evidenced in writing and signed by the waiving party.

21.2                            No omission or delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

21.3                            No variation to this agreement shall be effective unless made in writing and signed by all the parties.

22.                                   NO PARTNERSHIP

Nothing herein shall be taken to constitute a partnership between the parties hereto nor the appointment of one of the parties as agent for the other(s).

23.                                   ARTICLES OF ASSOCIATION

In the event of any conflict or inconsistency between the provisions of this agreement and the Articles or the VTTI Articles, the provisions of this agreement shall prevail as between the Shareholders and the Shareholders undertake vis-à-vis each other to procure that the terms of the Articles or the VTTI Articles are amended so as to accord with the provisions of this agreement.

24.                                   INVALIDITY

If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

(a)                           the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

(b)                           the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way.

25.                                   FURTHER ASSURANCE

Each party shall from time to time execute such documents and perform such acts and things as any other party may reasonably require to give such other party the full benefit of this agreement.

26.                                   THIRD PARTY RIGHTS

26.1                            Except as expressly provided in this agreement, no person (other than the parties to this agreement) who is given any rights or benefits under this agreement (a “Relevant Third Party”) shall be entitled to enforce those rights or benefits against the parties in accordance with the Contracts (Rights of Third Parties) Act 1999.

26.2                            The parties may amend, vary or terminate this agreement in such a way as may affect any rights or benefits of any Relevant Third Party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Relevant Third Party.

26.3                            Any Relevant Third Party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this agreement may not veto any amendment, variation or termination of this agreement which is proposed by the parties and which may affect the rights or benefits of the Relevant Third Party.

27.                                   TERMINATION

27.1                            This agreement shall continue without limit in point of time until the Shareholders agree in writing to terminate this agreement.

27.2                            Termination of this agreement shall be without prejudice to any liability or obligation under this agreement and attaching to any Shareholder which has not been discharged prior to such termination.

27.3                            Subject to clause 27.2, this agreement shall terminate with regard to any Shareholder upon the date on which such Shareholder ceases to hold any Shares but shall remain in full force and effect with regard to the remaining parties to this agreement.

28.                                   NOTICES

28.1                            Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing in the English language and shall be delivered by hand or by courier or sent by fax or by e-mail or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):

In the case of VIP Finance to:

c/o Vitol,
K.P. van der Mandelelaan 130, 3062 MB

Rotterdam

The Netherlands

Fax: +31 10 452 6616

Attention: Guy Skern

Email: GRS@vitol.com

Copy (which shall not constitute notice) to:
Vitol Group
Belgrave House
76 Buckingham Palace Road
London SW1W 9TQ
United Kingdom
Fax: +44 20 7824 8239
Attention: Magdalena Bujnowska
Email: MCB@vitol.com

Copy (which shall not constitute notice) to:
Vinson & Elkins
20 Fenchurch Street
24th Floor
London
EC3M 3BY
Fax: +44 20 7065 6001
Attention: Shaun Lascelles and Simon Rootsey
Email: slascelles@velaw.com; srootsey@velaw.com

In the case of the Buckeye Investor to:

Buckeye North Sea Coöperatief U.A.
Hoofdweg 52 A (3067 GH)
Rotterdam
The Netherlands
Email: rick.van.dijk@yourtrust.eu
Attention: The Directors

Copy (which shall not constitute notice) to:

Buckeye Partners, L.P.
One Greenway Plaza, Suite 600
Houston, Texas 77046
Email: cpine@buckeye.com; trusso@buckeye.com
Attention: Chris Pine and Todd J. Russo

Copy (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Fax: +1 (713) 546-5401
Attention:	Ryan J. Maierson
Debbie P. Yee
Email:	ryan.maierson@lw.com
debbie.yee@lw.com

In the case of the Company to:

K.P. van der Mandelelaan 130, 3062 MB
Rotterdam
The Netherlands
Fax: +31 10 452 6616
Attention: Managing Board
Email: ronn@vtti.com

and shall be deemed to have been duly given or made as follows:

(a)                           if delivered by hand or by courier, upon delivery at the address of the relevant party;

(b)                           if sent by first class post, two Business Days after the date of posting;

(c)                            if sent by air mail, five Business Days after the date of posting; and

(d)                           if sent by fax, when despatched; and

(e)                            if sent by electronic mail when actually received by the intended recipient in readable form,

provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

28.2                            A party may notify the other parties to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 28.1 provided that such notification shall only be effective:

(a)                           on the date specified in the notification as the date on which the change is to take place; or

(b)                           if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

29.                                   COUNTERPARTS

29.1                            This agreement may be executed in any number of counterparts which together shall constitute one agreement.  Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

29.2                            Delivery of an executed signature page of a counterpart by fax or in AdobeTM Portable Document Format (PDF) sent by email shall take effect as delivery of an executed counterpart of this agreement.

30.                                   GOVERNING LAW, JURISDICTION AND AGENT FOR SERVICE

30.1                            This agreement and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

30.2                            Each party to this agreement irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in any way relate to this agreement or its formation (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

30.3                            Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 30 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

30.4                            Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document (“Documents”) for the purpose of any Proceedings begun in England shall be duly served upon it if delivered by hand or by courier or sent by recorded or special delivery post (or any substantially similar form of mail), in the case of:

(a)                           VIP Finance or the Company to Vitol Services Limited, Belgrave House, 76 Buckingham Palace Road, London SW1W 9TQ, United Kingdom (marked for the attention of Magdalena Bujnowska); and

(b)                           Buckeye Investor to Latham & Watkins (London) LLP, 99 Bishopsgate London EC2M 3XF United Kingdom (marked for the attention of Simon Tysoe),

or such other person and address in England or Wales as any party shall notify the other parties in writing from time to time.

IN WITNESS  whereof this agreement has been executed and delivered as a deed on the date first above written.

SIGNATURES PAGES TO SHAREHOLDERS’ AGREEMENT

Executed as a deed by	)
VIP TERMINALS FINANCE B.V. acting	)
by a director or attorney:	)
)
Signature of director		/s/ G.R. Skern
G.R. Skern
Managing Director

Signature of witness		/s/ M den Hollander

Name of witness		M den Hollander

Address of witness		K. P. van der Mandelelaan 130

3062 MB Rotterdam

Occupation of witness		Paralegal

Executed as a deed by	)
Buckeye North Sea Coöperatief U.A.	)
acting by a director:	)
)

Signature of director		/s/ R.I.L. van Dijk
R.I.L. van Dijk
Director B

Signature of witness		/s/ Caroline van der Meer

Name of witness		Caroline van der Meer

Address of witness		Hoofdweg 52

3067 GH Rotterdam

Occupation of witness		Paralegal

Signature of director		/s/ Keith St. Clair

Signature of witness		/s/ Evan Hofmann

Name of witness		Evan Hofmann

Address of witness		One Greenway Plaza, Suite 600

Houston, TX 77046

Occupation of witness		Attorney

Executed as a deed by	)
VIP TERMINALS HOLDING B.V. acting	)
by a director or attorney:	)
)
Signature of director		/s/ G.R. Skern
G.R. Skern
Managing Director

Signature of witness		/s/ M den Hollander

Name of witness		M den Hollander

Address of witness		K. P. van der Mandelelaan 130

3062 MB Rotterdam

Occupation of witness		Paralegal